EXHIBIT 10.6


				REPAYMENT AGREEMENT


	This AGREEMENT (this "Agreement") made as of the 20th day of April 2007, by and between SurgiLight, Inc., a Florida corporation having its office at 2100 Alafaya Trail, Suite 600, Orlando, FL 32826 (the "Company"), and Stuart Michelson, residing at 5680 S Lake Burkett Lane Winter Park, Florida, ("Michelson"). The Company and Michelson shall collectively be referred to as the "Parties".


				     WITNESSETH

	WHEREAS, the Company and GEM SurgiLight Investors, LLC, ("GEM") have entered into a Secured Line of Credit Agreement, of even date herewith (the "Credit Agreement"), whereby GEM extended a $2.5 million secured line of credit to the Company and GEM has agreed to purchase shares of preferred stock for an aggregate purchase price of $500,000 in preferred stock (collectively, the "Financing"), and

	WHEREAS, Michelson shall resign as the Chief Financial Officer and as a member of the board of directors of the Company upon the initial closing of the Financing; and

	WHEREAS, as of December 14, 2006, and pursuant to the terms of the Loan Agreement dated October 22, 2002, and the Addendum to Loan Agreement dated December 15, 2004 (collectively referred to as the "Loan Agreement") the Company was obligated to pay Michelson an aggregate of $178,683 (the "Obligations") secured by intangible assets of the Company (hereinafter referred to as the "Intangible Property"), including patents, assigned patents, patent licenses and patents pending, as described in the Loan Agreement and the UCC-1 financing statement (the "Financing Statement") filed with the Florida Secured Transactions Registry by Michelson on December 3,
2004 (filing number 200408438701); and

	WHEREAS, Michelson has agreed to repayment of the Obligations on the terms and conditions hereinafter set forth.

	NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, the parties hereto do hereby agree as follows:

1. Term. This Agreement shall commence on the date of its execution by the Parties (the "Effective Date") and terminate upon repayment of the Obligations, including any accrued interest thereon (the "Term").

2.  Repayment of Obligations.  On the Effective Date, the Company
shall pay to Michelson one-half of the Obligations by wire transfer to an account designated by Michelson (the "Initial Payment"). Subsequent to the Initial Payment, and in full satisfaction of all of its Obligations, the Company shall pay to Michelson the balance of the Obligations in 12 equal monthly installments, the first such payment commencing on the first day of the second calendar month following the Initial Payment. By way of example, if the Initial Payment occurred on February 15, the first of twelve monthly installments would occur on April 1. Interest or other charges shall accrue on the unpaid balance of the Obligations subsequent to December 14, 2006, at the rate of the lesser of 12% per annum or the maximum rate of interest permitted under applicable law, and payable as follows: (a) in the event that any payments of the Obligations are not made on or before the date due, then all interest accrued hereunder on the then outstanding Obligations shall be added to the Obligations and payable in equal amounts on the remaining installments due under this Agreement and (b) in the event that all payments described herein are made on or before the dates due, then all interest
accrued hereunder shall be waived.   The Obligations shall continue to be
secured by the Intangible Property, as set forth in the Financing Statement and the Loan Agreement. The terms of the Loan Agreement shall remain in effect unless specifically superseded by this Agreement.

3. Default on Repayment of Obligations. If the Company fails to make a wire transfer of the equal monthly installment on the first day of the month and fails to cure such default within 10 days after notice from Michelson or if the Company shall be in default under its obligations to GEM under the Credit Agreement, the Company shall be deemed in breach of this Agreement and each and all of the following remedies will occur:
	(i) The entire remaining balance of the Obligations will become due and payable immediately;
	(ii) Michelson may, without further notice or demand, resort to any remedies available to him under this Agreement, this security interest and/or Loan Agreement.

4. Michelson recognizes and acknowledges that in the course of his employment by the Company, his job responsibilities required that he had been given access to confidential and trade secret information that is the property of the Company, its owners, its client(s), or other organizations
with which the Company conducts its business.   The foregoing are all called
"Confidential Information" and defined below.

	For a period of four years following the Effective Date ("Non-Disclosure Period"), Michelson agrees to use his utmost diligence to guard and protect from disclosure all Confidential Information, except as required by regulatory agencies. Further, Michelson agrees that he will not, during the Non-Disclosure Period, use for himself or others, or divulge to others, including employees or non-employees of the Company, any Confidential Information which he may develop, obtain or learn about unless authorized to do so by the Company in writing. Michelson agrees that within five business days following the Effective Date, he will return any computer disks, records, papers, or materials of any kind in any media that may contain Confidential Information. Notwithstanding the prohibitions herein, if Michelson is required by law to disclose certain of the Confidential Information, he may do so, but, if permitted by applicable law, Michelson shall give the Company at least five business days notice of the need to disclose and the precise information which Michelson is required to disclose.

	"Confidential Information" includes, but not limited to all of the Company's information in whatever form (including without limitation visual, oral, electronic data, or written), including Infrared technologies, technologies concerning the treatment of presbyopia with lasers, operation, all software and software codes, security information, FDA regulations, applications, financial data and related financial information, joint ventures, business, supplier information of the Company's hardware and/or system parts, all software codes, design, customers and potential customers, products, solutions, operations, services, technical specifications etc, regardless of whether such information is marked "Confidential," which Michelson came into possession or knowledge of while employed by Company and in the course of his duties and responsibilities for Company and not from any outside source.

	 Nothing in this Agreement shall prevent Michelson from using information which (i) is or becomes generally known to the public; (ii) is obtained by Michelson from a third party; (iii) is or was independently developed by Michelson without use of the Company's Confidential Information or (iv) was known to Michelson prior to his association with Company.

5. No Disparaging, Untrue or Misleading Statements. During the Non-Disclosure Period, Michelson and the Company each agree that they shall not make to any third party (including past or present customers, employees, business associates, and/or media) any disparaging, untrue, negative, defamatory or misleading written or oral statements about or relating to each other or any of their respective products or services (or about or relating to any officers, directors, agents, employees, or other persons acting on their behalf), or any of their respective employment or business practices or policies.

6.  Breach of Non-Disparagement and Confidentiality Provisions.  The
Parties acknowledge that the provisions set forth in Sections 4 and 5 of this Agreement are essential terms. A violation by any party to this Agreement of such provision(s) shall be a material breach of this Agreement. A breach by any party to this Agreement of Sections 4 and 5, shall entitle the non-breaching party(s) to recover such damages as may be shown to have resulted from any violation and/or to seek such other remedies as are available under
applicable law, including specific performance and injunctive relief.   If
any term or provision of Section 4 and 5, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of such Section or Sections or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of Section 4 and 5 shall be valid and enforceable to the fullest extent permitted by law.

7.  Release.   The Parties acknowledge that as of the Effective
Date, the Company shall have no obligations to Michelson, and Michelson shall have no obligations to the Company, except as set forth in this Agreement and the Loan Agreement and, as of the Effective Date, the Company and Michelson have executed, the General Releases attached hereto as Exhibit A.

8.   Modification of Lien.     In consideration for GEM providing the
Financing, a portion of the proceeds of which Financing shall be used to satisfy a portion of the Obligations, and Michelson's lien on the Intangible Property, pursuant to the Financing Statement, shall be pari passu with the interests of GEM and Colette Cozean in such assets, as provided in the intercreditor agreement attached hereto as Exhibit B and subject to the provisions of Section 3. Said security interest of Michelson, his heirs and assigns, shall be extinguished upon the Company having repaid the Obligations. The security interest of Michelson shall remain superior to GEM until the first payment hereunder, on the Effective Date, is made. Michelson agrees to execute and deliver any instrument or document and take any other action that is necessary to modify Michelson's security interest pursuant to the terms of this Section 8.

9. Condition Precedent. The timely receipt by Michelson of the Initial Payment is a condition precedent to all obligations of Michelson under this Agreement. If the Initial Payment is not made as required under this Agreement, then this Agreement shall be deemed null and void in its entirety and of no further force and effect.

10. Assignment. This Agreement and all rights hereunder are personal to Michelson and shall not be assignable and any purported assignment in violation thereof shall be void and not be valid or binding on the Company.

11. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

12. Entire Agreement, Waiver, Amendment. This Agreement constitutes the whole agreement between the Parties and there are no terms other than those stated herein. No variation hereof shall be deemed valid unless in writing and signed by the Parties, and no discharge of the terms hereof shall be deemed valid unless by full performance by the Parties or by writing signed by the Parties. No waiver by either party of any provision or condition of this Agreement to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time. This Agreement supersedes and replaces any and all present, written or oral, agreements of employment between the Parties, and all such agreements are hereby deemed canceled, revoked and of no further force or effect.

13. Notices. Any notice, request, demand or other communications required or permitted pursuant to this Agreement shall be in writing and shall be deemed to have been properly given if delivered in person or by courier or other overnight carrier, by facsimile transmission (with confirmation of receipt) or by certified or registered mail, postage prepaid and return receipt requested, to each party hereto at the address indicated above or at any other address as may be designated from time to time by written notice to each party. If notice is sent to the Company, a copy of such notice shall be sent to Steven W. Schuster, McLaughlin & Stern, LLP, 260 Madison Avenue, New York, NY 10016. Notice under this Agreement shall be deemed given upon delivery.

14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles. Michelson and the Company agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Orange County, Florida and judgment on the award may be entered in any court having jurisdiction thereof. If either party believes it is necessary to undertake discovery on asserted statutory claims, such party shall apply to the arbitrator or arbitrators for rights to undertake discovery and the arbitrator shall allow discovery sufficient for either party to adequately arbitrate, vindicate, or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator or arbitrations shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction, or vacation pursuant to the provisions Code of Civil Procedure 1285 through 1288.8 in effect at the time the decision is rendered. The prevailing party in any action arising under this Agreement shall be entitled to reimbursement of the costs of such action, including reasonable attorney's fees.

	IN WITNESS WHEREOF, the parties have hereunto set their respective hands and seals causing these presents to be executed as of the day and year first above written.


	SURGILIGHT, INC.			Stuart Michelson

	By: /s/ Timothy Shea			By: /s/ Stuart Michelson
             ----------------                       --------------------
	     Timothy Shea, President                Stuart Michelson